EXHIBIT 99.1
                                                                 ____________

                              PRESS RELEASE


For Release at 8:00 P.M.                   CONTACT:  Donald Fleming
________________________                             Senior Vice President

January 14, 2000                           CONTACT #:  (718) 447-7900 Ext. 509



ANNOUNCEMENT:   STATEN ISLAND BANCORP, INC.
____________    COMPLETES ACQUISITION OF FIRST STATE BANCORP.


Staten Island, New York - Staten Island Bancorp, Inc. (NYSE "SIB"), the holding company (the "Company") for Staten Island Savings Bank announced today the successful completion of its acquisition of First State Bancorp. ("FSB") (OTC: "FBHW") and the merger of FSB's wholly owned subsidiary, First State Bank, with and into Staten Island Savings Bank.

Harry P. Doherty, Chairman and CEO of Staten Island Bancorp, Inc. stated, "We are extremely pleased to complete our acquisition of First State Bancorp and we look forward to introducing the customers of First State Bank to a much broader range of consumer and business services. These services, together with the high level of service already in place at First State, will enable us to compete effectively in the markets served by First State. More importantly, we expect that shareholder value will be enhanced through the cost efficient expansion of our banking operation to Monmouth and Ocean counties of New Jersey".

At September 30, 1999, the Company's assets totaled $4.3 billion and FSB's totaled $360 million. The acquisition will be accounted for as a purchase.

Under the terms of the acquisition agreement, the merger consideration is an aggregate of $84 million in cash.

Statements contained in this news release which are not historical facts are considered forward looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Staten Island Bancorp is the holding company for Staten Island Savings Bank. The Bank was chartered in 1864 and now operates sixteen full service branches and three limited service branches on Staten Island and one full service branch in Brooklyn and, as a result of the acquisition of First State, four full service branches in Ocean County, and two full service branches in Monmouth County, New Jersey. The Company also owns SIB Mortgage corp. and American Construction Lending Services (ACLS, Inc.) both wholly owned subsidiaries of Staten Island Savings Bank. SIB Mortgage Corp. conducts business under the name "IVY Mortgage" and has offices in 22 states. ACLS, Inc. is a wholesale lender specializing in residential construction and loan products throughout the United States.